EXHIBIT 99.1

                                  NEWS RELEASE

               BROOKE CORPORATION APPOINTS DALLAS REGIONAL MANAGER

OVERLAND PARK, KS November 1, 2001 - Shawn Lowry, National Sales Manager, announces the appointment of Ken Clemmer as manager of Brooke Corporation's regional office in Dallas, Texas. In making the announcement, Lowry noted that "Ken Clemmer's extensive experience as an insurance agent and insurance company manager makes him uniquely qualified to understand and assist our franchise agents." Mr. Clemmer replaces Kyle Garst who has accepted the position of Investment Manager in Brooke Corporation's national office.

After several years as a solicitor for an independent insurance agency in Beaumont, Texas, Mr. Clemmer joined Preferred Risk Insurance in 1986 where he served as an agent, sales manager, state business director, and sales director. Mr. Clemmer is a graduate of LeTourneau University with a bachelors degree in business management and a masters of business administration degree.

ABOUT OUR  COMPANY....Brooke  Corporation,  a  Kansas-based  corporation,  is an insurance agency with more than one hundred twenty franchise agent locations in twelve states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance policies. However, Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute financial services more efficiently than others. Brooke's finance company subsidiary has originated more than $35,000,000 in loans to Brooke's franchise agents and their subagents.

CONTACT....Renee Lamprecht, lampr@brookecorp.com or (913) 661-0123.